Exhibit 10.1

THIRD AMENDMENT TO FORBEARANCE

AND SETTLEMENT AGREEMENT

This Third Amendment to Forbearance and Settlement Agreement (this “Amendment”) dated effective as of December 17, 2024 (this “Effective Date”), is entered into by and between Cyber App Solutions, Corp., a Nevada corporation (the “Company”), Kips Bay Select LP, a Delaware limited partnership (“Kips Bay” and a “Holder”), and Cyber One, Ltd, a Cayman Islands limited company (“Cyber One”, a “Holder”, and together with Kips Bay, the “Holders”). The Company and the Holders are together referred to herein as the “Parties,” or each of them individually as a “Party”. Capitalized terms in this Amendment shall have the meanings given to them in the Forbearance Agreement, the Notes or the Purchase Agreement, as applicable (each as defined below), unless otherwise defined herein.

RECITALS

WHEREAS, the Company and the Holders entered into that certain Forbearance and Settlement Agreement, dated as of September 16, 2024, (as amended by that certain Amendment for Forbearance and Settlement Agreement, dated as of October 15, 2024, and that certain Second Amendment for Forbearance and Settlement Agreement, dated as of November 6, 2024, and as amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”) in connection with that certain Securities Purchase Agreement dated as of November 21, 2023 (the “Purchase Agreement”), pursuant to which the Company issued to each Holder a convertible promissory note dated November 21, 2023 (each, a “Note” and together, the “Notes”) and (ii) a warrant to purchase common stock dated November 21, 2023 (each a “Warrant” and together, the “Warrants”);

WHEREAS, the Company has represented that it will not be able to meet certain of the conditions to the forbearance set forth in the Forbearance Agreement; and

WHEREAS, the Company has requested that the Holders continue to forbear from exercising their rights and remedies under the Purchase Agreement and Notes and agree to certain amendments to the Forbearance Agreement in this regard in exchange for certain additional covenants of the Company as provided in this Amendment.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Additional Covenants.

(a)	No later than 5:00 p.m. (New York City) on December 27, 2024, the Company will issue to Kips Bay 7,500,000 shares of Common Stock, and the Company will issue to Cyber One 7,500,000 shares of Common Stock (for a total of 15,000,000 shares of Common Stock to the two Holders); provided that the Company shall hold the issuance of any such shares in abeyance if the issuance of such shares to either Kips Bay or Cyber One shall result in either Kips Bay or Cyber One exceeding the Maximum Percentage set forth in Section 3.3 of their respective Notes and shall only issue such shares at any one time to each of Kips Bay and Cyber One as shall result in their respectively having a total number of shares of Common Stock less than such Maximum Percentage, it being understood that each of Kips Bay and Cyber One shall notify the Company’s transfer agent when and how many of the shares it shall issue subject to such Maximum Percentage until all of such shares owing under this Section 1(a) have been issued; and

(b)	No later than 6:00 p.m. (New York City) on January 31, 2025, the Company will pay to Kips Bay $8,000,000 and the Company will pay to Cyber One $8,000,000, in cash in immediately available funds (for a total of $16,000,000 to the two Holders); and

(c)	The Company agrees that it shall not incur any additional debt, whether secured or unsecured, until the Common Stock is listed for trading on a nationally recognized exchange or the full settlement of all outstanding obligations to the Holders; and

(d)	The Parties acknowledge that the aggregate amount owing in respect of the Notes as of the date hereof is approximately $22,000,000; and

(e)	The Company agrees that the Holders shall have the right to appoint a representative who will have full access to the Chief Executive Officer, Chief Financial Officer and the Board of Directors of the Company and shall be entitled to attend each meeting of the Board of Directors until the full and timely performance of the Company’s covenants and conditions set forth in this Section 1 and Section 3. This representative will also have view access rights to all bank accounts of the Company and its subsidiaries and be entitled to request an accounting of all expenditures of the Company and its subsidiaries. His or her role will facilitate communication between the Company and the Holders.

(f)	The Holders agree that they will not convert any portion of their Notes prior to January 31, 2025.

2. Amendment to the Notes. The parties hereby agree that Section 3.3 of each Note shall be as follows:

3.3 Ownership Cap. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to receive shares representing Equity Interests upon conversion of this Note to the extent (but only to the extent) that such exercise or receipt would cause the Holder Group (as defined below) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. Any purported delivery of Equity Interests in connection with the conversion of this Note prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the 1934 Act that is outstanding at such time. If any delivery of Equity Interests owed to the Holder following conversion of this Note is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this Section 3.3 apply, the determination of whether this Note is convertible and of which portion of this Note is convertible shall be the sole responsibility and in the sole determination of the Holder, and the submission of a notice of conversion shall be deemed to constitute the Holder’s determination that the issuance of the full number of Conversion Shares requested in the notice of conversion is permitted hereunder, and the Company shall not have any obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2.5, (i) the term “Maximum Percentage” shall mean 9.99%; and (ii) the term “Holder Group” shall mean the Holder plus any other Person with which the Holder is considered to be part of a group under Section 13 of the 1934 Act or with which the Holder otherwise files reports under Sections 13 and/or 16 of the 1934 Act. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other members of the Holder’s Holder Group and not to any other holder of Notes that member of the Holder’s Holder Group. In determining the number of Equity Interests of a particular class outstanding at any point in time, the Holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Company’s most recent Form 10-K or Form 8-K filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of the Holder, the Company shall, within one (1) Business Day of such request, confirm orally and in writing to the Holder the number of Equity Interests of any class then outstanding. The provisions of this Section 3.3 shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

3. Board Consent. On the date hereof, the Company shall deliver to each Holder, a unanimous consent of the board of directors of the Company duly executed by each member thereof approving the Company’s entrance into and delivery of this Amendment and the performance of the transactions contemplated hereby in a form acceptable to the Holders.

4. Acknowledgements.

(a)	The Company acknowledges and agrees that the Recitals set forth herein are true and correct statements of fact, are incorporated herein, and form a substantive part of this Amendment.

(b)	The Company acknowledges and agrees that each of the guarantees of the Subsidiaries pursuant to the Subsidiary Guarantee shall remain in place, unimpaired by the transactions contemplated by this Amendment.

(c)	The Company ratifies, reaffirms, restates and incorporates by reference all of its respective representations, warranties, covenants, and agreements made under any Transaction Document to which the Company is a party, except to the extent set forth in the Forbearance Agreement and this Amendment. The Company agrees that this Amendment is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or equitable principles relating to enforceability.

(d)	Each of the Parties confirms that the parties have not heretofore waived or modified, and have not agreed to waive or modify, any term of the Transaction Documents or Forbearance Agreement except to the extent set forth in this Amendment, and any actions any the Company takes or fails to take (including the expenditure of any funds) is voluntary, informed and taken at its own risk.

(e)	The Company acknowledges that if the incurring of any debt or the payment of money or transfer of property made to a Holder by or on behalf of the Company should for any reason subsequently be declared to be “fraudulent” or “preferential” within the meaning of any state or federal law relating to creditor’s rights, including, without limitation, fraudulent conveyances, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason (collectively, “Voidable Transfers”) under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its in-house counsel or outside counsel is advised to do so, then, as to such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of the Holder’s related thereto), the liability of Company under the Transaction Documents, and all of the Holders’ rights and remedies under the Transaction Documents, the Forbearance Agreement and this Amendment shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made to the extent of any harm to Lender.

5. Representations of the Company. The Company represents and warrants that:

(a)	Neither the Company nor any Subsidiary has any defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against either Holder or any past, present or future agent, attorney, legal representative, predecessor-in-interest, affiliate, successor, assign, employee, director or officer of either Holder, directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Amendment and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Obligations (as defined in the Security Agreement) or any of the terms or conditions of the Transaction Documents prior to the date of this Amendment, or which directly or indirectly relate to or arise out of or in any manner are connected with the Obligations (as defined in the Security Agreement) or any of the Transaction Documents with respect to events or circumstances arising prior to the date of this Amendment; TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, ACTIONS OR CAUSES OF ACTION EXIST OR EXTEND, SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, ACTIONS AND CAUSES OF ACTION ARE HEREBY FOREVER WAIVED, DISCHARGED AND RELEASED.

(b)	The Company has freely and voluntarily entered into this Amendment after an adequate opportunity and sufficient period of time to review, analyze and discuss all terms and conditions of this Amendment and all factual and legal matters relevant hereto with counsel freely and independently chosen by it. The Company, as applicable further acknowledges that it has actively and with full understanding participated in the negotiation of this Amendment after consultation and review with its counsel and that this Amendment has been negotiated, prepared and executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party to this Amendment.

(c)	As of the date hereof, there are no proceedings or investigations pending or, so far as the Company knows, threatened (in writing), against any the Company or any Subsidiary, that have not already been publicly disclosed, before any court or arbitrator or any governmental, administrative or other judicial authority or agency.

(d)	There is no statute, rule, regulation, order or judgment, no charter, by-law or preference stock provision with respect to the Company or any Subsidiary, and no provision of any mortgage, indenture, contact or other agreement binding on any the Company or any Subsidiary or any of their respective properties which would prohibit or cause a default under or in any way prevent the execution, delivery, performance, compliance or observance of any of the terms or conditions of this Amendment.

(e)	Neither the Company nor any Subsidiary has voluntarily or involuntarily, granted any liens or security interests to any creditor not previously disclosed to the Holders in writing on or before the date hereof or taken any action or failed to take any action which could or would impair, change, jeopardize or otherwise adversely affect the priority, perfection, validity or enforceability of any liens or securing interests securing all or any portion of the Obligations (as defined in the Security Agreement) or the priority or validity of either Holder’s claims with respect to the Obligations (as defined in the Security Agreement) relative to any other creditor of the Company or any Subsidiary.

(f)	The Company has the full legal right, power and authority to enter into and perform its obligations under this Amendment, and the execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby and performance of its obligations hereunder have been duly authorized by all appropriate action (corporate or otherwise).

(g)	This Amendment, the Forbearance Agreement and the Transaction Documents constitute the valid, binding and enforceable obligations of the Company and each Subsidiary, as applicable, enforceable against each such Person in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or equitable principles relating to enforceability.

(h)	Each Holder’s security interests in the Collateral (as defined in the Security Agreement) continue to be valid, binding, and enforceable first-priority security interests that secure the Obligations (as defined in the Security Agreement), and no tax or judgment liens are currently of record against any the Company or any Subsidiary.

(i)	The Company represents and warrants that the execution, delivery and performance of this Amendment will not (i) render the Company or any Subsidiary insolvent as that term is defined below; (ii) leave the Company and its Subsidiaries with remaining assets which constitute unreasonably small capital given the nature of the businesses of the Company and its Subsidiaries; or (iii) result in the incurrence of Debts (as defined below) beyond the ability of the Company or its Subsidiaries to pay them when and as they mature and become due and payable. For the purposes of this paragraph, “Insolvent” means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this paragraph, “Debts” includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

(j)	The Company hereby acknowledges and warrants that it, in its corporate capacity that the Company has derived or expect to derive a financial or other benefit or advantage from this Amendment.

6. Binding Agreement. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.

7. Severability. The invalidity, illegality or unenforceability of any provision in or obligation under this Amendment shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations hereunder.

8. Effect of this Amendment; Survival of Provisions. Except as expressly set forth herein, no other changes or modifications to the Purchase Agreement, the Notes or Forbearance Agreement are intended or implied, and in all other respects the Purchase Agreement, the Notes or Forbearance Agreement are hereby specifically ratified and confirmed by all parties hereto as of the date hereof, including with without limitation Section 1(b), Section 1(d), Section 1(e), Section 1(f), Section 2, Section 3, Section 4, Section 6, and Section 7 of the Forbearance Agreement. This Amendment and any instruments or documents delivered or to be delivered in connection herewith, represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. Notwithstanding any breach of the Forbearance Agreement or this Amendment, following any such breach (a) the Holders shall be entitled to receive and retain the shares of Common Stock issuable under Section 1(a) hereof, (b) the amounts owning under the Notes shall be no less than the amounts acknowledged under Section 1(d) hereof plus any accrued interest and penalties and other amounts owing under the Transaction Documents, minus any cash payments made after the date hereof towards such amounts, and Section 1(c)), and Section 1 (e) shall survive any such breach.

9. References. All references in the Forbearance Agreement to “this Forbearance Agreement” or “the Forbearance Agreement” shall be deemed to refer to the Forbearance Agreement as amended by this Amendment.

10. Counterparts; Headings; Recitals. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which when taken together shall together constitute one and the same instrument. A signature hereto sent or delivered by PDF, facsimile or other electronic transmission shall be as legally effective and binding as a signed original for all purposes. The titles and headings in this Amendment have no substantive meaning and are solely for the convenience of the parties. The Recitals hereto are hereby incorporated into this Amendment by this reference thereto.

11. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

12. Governing Law; Forum. This Amendment and all claims or causes of action arising hereunder shall be governed by and construed in accordance with the internal laws of the State of Nevada, and in the event of a dispute arising under this Amendment, the Parties hereby submit to exclusive jurisdiction in the federal or state courts located in the Southern District of New York or such other jurisdiction as the Holders may reasonably select.

[Signature Pages Follow]

IN WITNESS WHEREOF, duly authorized officers of each of the undersigned have executed this Amendment to Forbearance and Settlement Agreement as of the date first written above.

CYBER APP SOLUTIONS CORP.

By:	/s/ Steven Looper
Name:	Steven Looper
Title:	CEO

KIPS BAY SELECT LP

By:	/s/ Roman Rogol
Name:	Roman Rogol
Title:	CFO

CYBER ONE, LTD

By:	/s/ Nathan Smith
Name:	Nathan Smith
Title:	Director

[Signature Page to Amendment to Forbearance and Settlement Agreement]